Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners of

Parkway Properties Office Fund, LP:

We consent to the incorporation by reference in the registration statements (Nos. 333-92957 and 333-108786) on Form S-3, the registration statements (Nos. 333-100565, 333-115286 and 333-134069) on Form S-8, and the registration statements (Nos. 333-88861 and 333-00311) on Form S-8 on Form S-3 of Parkway Properties, Inc. of our report on Parkway Properties Office Fund, LP (the Partnership) dated February 28, 2007, except for note 3, which is as of March 15, 2007, with respect to the consolidated historical-cost balance sheet of the Partnership as of December 31, 2006, and the related consolidated historical-cost statements of operations, changes in partners' capital, and cash flows, for the year then ended, not included herein, as well as the supplemental consolidated current-value balance sheet of the Partnership as of December 31, 2006, and the related supplemental consolidated current-value statements of operations and changes in partners' capital for the year then ended, not included herein, which report appears in the December 31, 2006 annual report on Form 10-K of Parkway Properties, Inc.

As discussed in note 3, the consolidated historical-cost and consolidated current-value financial statements and the consolidating information in Schedules I and II, as of and for the year ended December 31, 2006, have been restated.

                                                                                                                /s/ KPMG LLP

Jackson, Mississippi

March 16, 2007